Exhibit 99.1

For Immediate Release

Press Contacts:

Liz DeCastro	Emily Shanklin
Iridium Communications Inc.	SpaceX
liz.decastro@iridium.com	emily.shanklin@spacex.com
+1 (703) 287-7421	+1 (310) 363-6733

IRIDIUM AND SPACEX SIGN

MAJOR COMMERCIAL LAUNCH CONTRACT

Contract for Launch of Iridium NEXT Satellite Constellation Represents a

New Benchmark in Value for Commercial Launch Services

MCLEAN, Va. and HAWTHORNE, Calif. – June 16, 2010 – Iridium Communications Inc. (Nasdaq:IRDM) and Space Exploration Technologies (SpaceX) are pleased to announce that the Falcon 9 will be a major provider of launch services for Iridium NEXT, Iridium’s next-generation satellite constellation. The $492 million contract, while being the largest single commercial launch deal ever signed, nonetheless represents a new benchmark in cost-effective satellite delivery to space.

Iridium operates the world’s largest commercial satellite constellation, and is the only communications company to offer mobile voice and data services across the entire globe. SpaceX’s Falcon 9 launch vehicle will carry multiple Iridium NEXT satellites per vehicle, inserting the satellites into a low-earth orbit (LEO) as Iridium replaces its current satellite constellation. The Iridium NEXT satellites are set to launch from Vandenberg Air Force Base (VAFB) in California between 2015 and 2017.

The contract stipulates that SpaceX will provide launch services to Iridium over a two-year period starting in early 2015. Iridium is also in discussions with, and expects to contract with, at least one additional launch services provider. Launch services are included in the total estimated cost of $2.9 billion for Iridium NEXT.

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“This is the third major building block on the road to Iridium NEXT,” said Matt Desch, CEO of Iridium. “Two weeks ago, we announced our fixed-price contract with Thales Alenia Space. We also announced our Coface-backed financing plan, and today I am pleased to announce our partnership with SpaceX for extremely cost-effective launch services.”

Added Desch, “We are proud to be partnered with SpaceX, and want to congratulate Elon Musk and the entire SpaceX team on its successful inaugural Falcon 9 launch. Hands down, SpaceX offered us the best value coupled with an unwavering commitment to flawless performance and reliability. SpaceX has combined the best of aerospace and commercial best practices to design reliable and cost-effective access to space, and Iridium will be the beneficiary of that effort.”

Desch further commented, “SpaceX also offered dedicated Iridium NEXT launch slots within its manifest, which currently has 24 Falcon 9 flights scheduled ahead of us, including those for commercial and government customers, during the coming five years. Clearly, SpaceX has established itself as a significant player in the launch industry, and we have great confidence that SpaceX will build on its recent success and continue to cement an impressive track record of successful space flight in advance of our mission.”

The June 4 inaugural launch of SpaceX’s Falcon 9 achieved 100 percent of its mission objectives, culminating in a near bull’s-eye insertion to its targeted 250km circular orbit. SpaceX has been working with Iridium and Thales Alenia Space, the prime contractor for Iridium NEXT, to ensure compatibility between the satellite design, the Falcon 9 vehicle and the Iridium NEXT program schedule. This full coordination positions Iridium, SpaceX and Thales Alenia Space for a successful multi-year process of designing, building and launching Iridium NEXT.

“Iridium NEXT is now our largest commercial satellite launch customer and we are excited to play such an integral part in the most significant commercial space program underway today,” said Elon Musk, CEO, SpaceX. “We are impressed by Iridium’s comprehensive approach and diligence in its planning as the company prepares for the design, build and launch of Iridium NEXT. SpaceX greatly appreciates Iridium’s efficient approach to satellite production – an approach we share when it comes to our launch vehicles. As the next generation of the world’s

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only global satellite constellation that reliably covers 100 percent of the Earth’s surface, the implementation of the Iridium NEXT satellites will mark a significant achievement in mobile satellite communications, and SpaceX is looking forward to making it happen.”

The SpaceX Falcon 9 is a medium-to-heavy lift, two-stage launch vehicle capable of lifting approximately 11 tons to LEO. Designed to the highest levels of reliability and performance, NASA selected Falcon 9, along with the SpaceX Dragon spacecraft, to resupply the International Space Station starting in 2011. This $1.6 billion contract represents 12 flights to and from the International Space Station. Further validating the reliability and robustness of commercial launch, President Obama recently decided to turn over astronaut transport to the U.S. commercial sector, specifically mentioning the example of Falcon 9 in his historic speech at Cape Canaveral. The U.S. government’s confidence in SpaceX provided further validation for Iridium’s decision.

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The company is headquartered in McLean, Va., USA and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

About SpaceX

SpaceX is developing a family of launch vehicles and spacecraft intended to increase the reliability and reduce the cost of both manned and unmanned space transportation, ultimately by a factor of 10. With the Falcon 1 and Falcon 9 vehicles, SpaceX offers highly reliable/cost-efficient

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launch capabilities for spacecraft insertion into any orbital altitude and inclination. Starting in 2010, SpaceX’s Dragon spacecraft will provide Earth-to-LEO transport of pressurized and unpressurized cargo, including resupply to the International Space Station.

Founded in 2002, SpaceX is a private company owned by management and employees, with minority investments from Founders Fund and Draper Fisher Jurvetson. The SpaceX team now numbers over 1,000, with corporate headquarters in Hawthorne, Calif. For more information, and to watch the archived video of the Falcon 9, Flight 1 launch, visit the SpaceX Website at SpaceX.com.

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